Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of JPMorgan Chase & Co. of our report dated February 22, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 4, 2022